Sheet1

Proposal 1 passed on March 18, 2002.
Proposal 2 has passed.

Final Proxy Results - ML Minnesota Municipal Bond Fund
1st Meeting Date: March 18, 2002
2nd Meeting Date: May 10, 2002
3rd Meeting Date: May 31, 2002

Record Date: January 22, 2002
As of: May 31, 2002

All Classes	Shares Needed to Pass	Outstanding Shares	Votes Needed Two-Thirds of Outstanding Shares	For	Against	Abstain	Total Units Voted

Proposal 2
2) Merger of ML Minnesota Municipal Bond Fund
into ML Municipal Bond Fund-National Portfolio	-37,748	3,828,211	2,552,141	2,589,889	461,306	155,182	3,206,377

Class B

Proposal 2
2) Merger of ML Minnesota Municipal Bond Fund
into ML Municipal Bond Fund-National Portfolio	-26,736	2,973,074	1,982,049	2,008,785	367,670	136,211	2,512,666

Class C

Proposal 2
2) Merger of ML Minnesota Municipal Bond Fund
into ML Municipal Bond Fund-National Portfolio	-7,796	259,066	172,711	180,507	41,117	11,394	233,018

Class D

Proposal 2
2) Merger of ML Minnesota Municipal Bond Fund
into ML Municipal Bond Fund-National Portfolio	-3,630	219,310	146,207	149,837	12,248	1,587	163,672

Voting Requirements:
The Quorum for the State Fund shareholders consists of one-third of the shares of the State Fund and one-third of the shares of each of Class B, Class C, and Class D entitled to vote at the Meeting.

The approval of the Proposal 1 requires the affirmative vote of a majority of the shares represented at the meeting.

The approval of Proposal 2 requires the affirmative vote of the State Fund shareholders, voting together as a single class, representing two-thirds of the outstanding shares entitled to be cast thereon and the affirmative vote of Class B, Class C, and Class D shareholders of each State Fund, each voting separately as a single class, representing two-thirds of the outstanding Class B, Class C, and Class D shares entitled to be voted thereon.

Last Updated on 09/24/2002
By Jeff Lada